UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))

☒ Definitive Information Statement

Green EnviroTech Holdings Corp.

 (Name of Registrant as Specified In Its Charter)

Copies to:

Andrea Cataneo, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

GREEN ENVIROTECH HOLDINGS CORP.

PO Box 692

Riverbank, CA 95367

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding shares of common stock of Green EnviroTech Holdings Corp., a Delaware corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The filing of an amendment to our certificate of incorporation to effect a one hundred-for-one reverse split of our common stock.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors
/s/ Gary DeLaurentiis
Gary DeLaurentiis Chairman and CEO
February 15 , 2013

GREEN ENVIROTECH HOLDINGS CORP.

PO Box 692

Riverbank, CA 95367

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about February  18 , 2013.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our certificate of incorporation to effect a one hundred-for-one reverse split of our common stock.

How many shares of common stock were outstanding on January 10, 2013?

On January 10, 2013, the date we received the consent of the holders of more than a majority of our issued and outstanding common shares, there were 249,958,471 shares of common stock issued and outstanding.

What vote was obtained to approve the amendment to the certificate of incorporation described in this information statement?

We obtained the approval of the holders of 139,097,262 outstanding shares of common stock, equal to 55.6% of the outstanding shares, held by 9 shareholders, including an aggregate of 89,755,182 shares held by Gary DeLaurentiis (our chairman and chief executive officer) and Wayne Leggett (our chief financial officer and director).

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Our Board of Directors and the holders of a majority of our issued and outstanding shares of common stock have approved an amendment to our certificate of incorporation to effect a one hundred-for-one reverse split of the Company’ s common stock.

As a result of the reverse split, each 100 shares of common stock (the “Old Shares”) will become and be converted into one share of common stock (the “New Shares”), with stockholders who would receive a fractional share to receive such additional fractional share as will result in the holder having a whole number of shares.

As a result of the reverse split, the number of shares of common stock issued and outstanding will decrease from 249,958,471 (based on the number of shares of common stock outstanding as of February 4, 2013) to approximately 2,499,585. Since additional fractional shares may be issued in order to round up fractional shares, we do not know the exact number of New Shares that will be issued and outstanding after the reverse split.

Reasons for the Reverse Stock Split

The Company’s common stock is quoted on the OTCQB under the symbol “GETH”. The shares of common stock of the Company have traded at very low prices for some time. As of February 4, 2013, the last reported closing price of the Company’s common stock was $0.006. The reverse stock split is intended to increase the per share stock price. We believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our common stock will have greater liquidity and a stronger investor base.

In addition, as discussed under “Authorized Shares of Common Stock” below, the reverse split is intended to increase our number of authorized but unissued shares of common stock, which will provide the Company greater flexibility with respect to the Company’s capital structure for purposes including additional equity financings and stock based acquisitions.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Potential Effects of the Reverse Stock Split

The immediate effect of a reverse stock split will be to reduce the number of shares of common stock outstanding, and to increase the trading price of the common stock. However, the effect of any reverse stock split upon the market price of the common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of the common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of the common stock outstanding as a result of the reverse stock split. Also, as stated above, the Company cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of the common stock. The trading price of the common stock may change due to a variety of other factors, including the Company’s operating results, other factors related to the Company’s business, and general market conditions.

Effect on Ownership by Individual Shareholders

The New Shares issued pursuant to the reverse stock split will be fully paid and non-assessable. All New Shares will have the same voting rights and other rights as the Old Shares. Our stockholders do not have preemptive rights to acquire additional shares of common stock. The reverse stock split will not alter any shareholder’s percentage interest in our equity, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share, which will be rounded up to the next whole number of shares.

Effect on Warrants and other Securities

All outstanding warrants, notes, debentures and other securities entitling their holders to purchase shares of common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the of one-for-one hundred ratio.

Other Effects on Outstanding Shares

As stated above, the rights of the outstanding shares of common stock will remain the same after the reverse stock split.

The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

The Company’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Company’s common stock under the Exchange Act.

Authorized Shares of Common Stock

Our issued and outstanding securities, as of February 4, 2013, on a fully diluted basis, are as follows:

● 249,958,471 shares of common stock;

● $170,000 in principal amount of convertible notes and debentures convertible into 34,000,000 shares of common stock, and

● Warrants to purchase 1,951,857 shares of common stock at a weighted average exercise price of $0.056371.

The reverse stock split will not change the number of authorized shares of the Company’s common stock under the Company’s certificate of incorporation. Because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for issuance will increase. Under our certificate of incorporation, our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As set forth above, the Company currently has only 41,529 remaining authorized but unissued shares of common stock. The increase in the authorized but unissued shares of common stock is necessary to allow for the exercise of all of the outstanding warrants and the conversion of all of the outstanding convertible securities. In addition, the Board believes that the increase in authorized but unissued common shares will provide the Company greater flexibility with respect to the Company’s capital structure for purposes including additional equity financings and stock based acquisitions. Although such additional authorized but unissued shares will not, in itself, have any effect on the rights of any holder of our common stock, the future issuance of additional shares of common stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders. The additional shares of authorized but unissued common stock could be used in the future for various purposes without further shareholder approval, except as such approval may be required by applicable law. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding the company’s business or product lines through the acquisition of other businesses or products, and other purposes. The Company does not currently have any plans, proposals or arrangements to issue any of its authorized but unissued shares of common stock, except that, the Company intends to seek equity financing of approximately $5,000,000, and the Company intends to seek to have approximately $3,000,000 in outstanding debt and other obligations converted to common stock. There is no assurance any financing will be available on terms acceptable to the Company, or at all.

 By increasing the number of authorized but unissued shares of common stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s certificate of incorporation and by-laws do not have any anti-takeover provisions.

Fractional Shares

The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Accounting Consequences

The par value of the common stock will remain unchanged at $0.001 per share after the reverse stock split. Also, the capital account of the Company will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

Federal Income Tax Consequences

We believe that the United States federal income tax consequences of the reverse stock split to holders of common stock will be as follows:

 (i) Except as explained in (v) below with respect to fractional shares, no income gain or loss will be recognized by a shareholder on the surrender of the current shares or receipt of the certificate representing New Shares.

(ii) Except as explained in (v) below with respect to fractional shares, the tax basis of the New Shares will equal the tax basis of the Old Shares exchanged therefore.

(iii) Except as explained in (v) below, the holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

(iv) The conversion of the Old Shares into the New Shares will produce no taxable income or gain or loss to us.

(v) The federal income tax treatment of the receipt of the additional fractional interest by a shareholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

THE ABOVE IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE REVERSE STOCK SPLIT, AND DOES NOT CONSTITUTE A TAX OPINION. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE STOCKHOLDER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

The reverse stock split will be implemented by filing an amendment to the Company's certificate of incorporation with the Secretary of State of the State of Delaware, substantially in the form of Appendix A hereto, and the reverse stock split will become effective on the date of the filing. We will obtain a new CUSIP number for the new common stock effective at the time of the reverse split.

As of the effective date of the reverse stock split, each certificate representing shares of common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. All warrants, convertible debt instruments and other securities will also be automatically adjusted on the effective date.

The Company anticipates that its transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders will be notified of the effectiveness of the reverse split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. Instead, the holder of the certificate will be contacted.

No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded up to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of February 4, 2013 by:

•	each of our directors, executive officers and our executive officers and directors as a group; and
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Directors and Officers:
Gary M. De Laurentiis	72,630,182	28.9
Wayne Leggett	17,125,000	6.9
Lou Perches	1,000,000	*

All officers and directors as a group (3 persons)	90,755,182	36.3

* Less than 1%
(1)	Except as otherwise indicated, the address of each beneficial owner is: P.O. Box 692, Riverbank, CA 95367.
(2)

Applicable percentage ownership is based on 249,958,471 shares of Common Stock outstanding as of February 4, 2013 together with securities exercisable or convertible into shares of common stock within 60 days of February 4, 2013 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Options or warrants to purchase shares of Common Stock that are currently exercisable or exercisable within 60 days of February 4, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

ADDITIONAL AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Gary DeLaurentiis
Gary DeLaurentiis Chairman and CEO
February 15 , 2013

Appendix A

Certificate of Amendment

of
Certificate of Incorporation

of
Green EnviroTech Holdings Corp.

Under Section 242 of the Delaware General Corporation Law

Green EnviroTech Holdings Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to the end of Article FOURTH:

Each one hundred (100) shares of the Corporation’s common stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s common stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this ____ day of __________, 2013.

Gary DeLaurentiis
Chief Executive Officer